Exhibit 2.01

                  AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made this 16th day of March, 2001, by and among Upland Energy Corporation, a Utah corporation ("Upland"); Upland Merger, Co., a Utah corporation ("Merger Co"); and Lifesmart Nutrition, Inc., a Utah corporation ("Lifesmart"); based on the following:

                                 Recitals

     The parties desire to enter into this agreement to set forth the terms and conditions of the corporate reorganization pursuant to which Merger Co. will be merged with and into Lifesmart, with Lifesmart being the surviving entity, and the issued and outstanding shares of capital stock of Lifesmart will be converted into shares of Upland common stock. The merger of Merger Co. with and into Lifesmart and the issuance of Upland common stock are for the purpose of effecting a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

                                 Agreement

     Based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

                                 ARTICLE I

                                  MERGER

     1.01     The Merger.     Merger Co. will be merged with and into
Lifesmart which shall survive the merger as the Surviving Corporation. The issued and outstanding shares of Lifesmart (the "Lifesmart Shares") shall be converted into post-split shares of Upland common stock, par value $0.001 per share, after giving effect to the reverse split described in Section 4.02 (the "Upland Shares"), as follows:

     (a) Each Lifesmart Share outstanding on the Effective Date of the merger shall be converted into seven tenths of one (0.7) Upland Share (the "Exchange Ratio") for an aggregate of approximately seven million eight hundred ninety seven thousand seven hundred eighty five (7,897,785) Upland Shares being issued to the Lifesmart shareholders on the effective date of the merger; except that, any "Dissenting Shares" of Lifesmart shall receive payment from Lifesmart, upon the completion of the merger, in accordance with the provisions of the Utah Revised Statutes. Dissenting Shares means any shares of

Lifesmart for which the holder thereof has exercised his or her appraisal rights under the Utah Revised Statutes.

     (b) Upland shall not issue any fractional shares or interest in connection with the foregoing conversion. If any holder of Lifesmart Shares would otherwise be entitled to a fractional share upon exchange thereof, Upland shall round up the number of Upland Shares to be issued to such holder to the nearest whole share.

     (c) After the Effective Date of the merger, each holder of Lifesmart Shares shall, upon the surrender of the certificates representing such Shares to the registrar and transfer agent of Upland, be entitled to receive a certificate or certificates evidencing shares of the Upland Common Stock as provided herein. On the Effective Date of the merger, all Lifesmart Shares shall be canceled and all rights in respect thereof shall cease.

     (d) Each share of common stock of Merger Co. issued and outstanding on the Effective Date, and all rights in respect thereof, shall, without any action on the part of Upland or Merger Co., forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     1.02 Adjustments to Exchange Ratio. For all relevant purposes of the merger of Lifesmart into Merger Co., the number of shares of Upland Common Stock to be issued and delivered pursuant to this Agreement shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split (except for the proposed reverse split set forth in Section 4.02), recapitalization, or similar change in the Upland Common Stock which may occur (with the prior written consent of Lifesmart) between the date of the execution of this Agreement and the date of delivery of such shares to provide the holders of Lifesmart Shares the same economic effect as contemplated by this Agreement prior to such event.

1.03 Manner and Basis of Converting Stock. The manner and basis of converting the shares of common stock of Lifesmart and Merger Sub, by virtue of the Merger and without any action on the part of any holder thereof, shall be as set forth in this Section 1.03.

     (a) Subject to the terms and conditions of this Agreement, each Lifesmart Share issued and outstanding immediately prior to the Effective Date, and all rights in respect thereof, shall at the Effective Date, without any action on the part of any holder thereof, forthwith cease to exist and be converted into the right to receive seven tenths of one (0.7) Upland Share. In other words, Upland shall issue seven tenths of one (0.7) Upland Share for each one share of Lifesmart for an exchange ratio of 0.7-to-1 (the "Exchange Ratio").

     (b) Except as otherwise provided herein, commencing immediately after the Effective Date, each certificate which, immediately prior to the Effective Date, represented issued and outstanding Lifesmart Shares shall evidence the right to receive

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Upland Shares on the basis set forth in paragraph (a) above.  Upon the surrender by the holders of Lifesmart Shares to the transfer agent and registrar of Upland of the stock certificate or certificates of Lifesmart endorsed in blank or accompanied by stock powers executed in blank, with all signatures medallion guaranteed and with all necessary transfer taxes and other revenue stamps affixed and acquired, together with the investment representation letter and all other documents and materials reasonably required by such transfer agent to be delivered in connection therewith, the holders of the Lifesmart Shares shall be entitled to receive a certificate or certificates representing the number of whole Upland Shares to which they are entitled.

     (c) On the Closing Date, Upland shall adopt and assume the Lifesmart Nutrition, Inc. 1999 Non-Qualified Stock Option Plan (the "Lifesmart Incentive Plan") and all awards made under the Lifesmart Incentive Plan shall be adjusted so that each award under the Lifesmart Incentive Plan shall be converted into an award pertaining to such number of post-split Upland Shares as is equal to the product of (x) the number of shares of Lifesmart Common Stock subject to such award immediately prior to the Closing Date and (y) the Exchange Ratio. Except for adjustments required in connection with the conversion of Lifesmart Common Stock to post-split Upland Shares, the Lifesmart Incentive Plan shall be unchanged and shall continue in full force and effect. Nothing contained in this Agreement shall be interpreted as causing any awards under the Lifesmart Incentive Plan to become vested or exercisable other than in accordance with the terms of such award. It is expressly understood by Upland and Lifesmart that the number of shares under the Lifesmart Incentive Plan may not exceed two million two hundred fifty thousand (2,250,000) Upland Shares which is the total amount of options available to Lifesmart management and shareholders under Section7.03 of this Agreement.

     1.04. Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. Unless otherwise agreed by Upland and Lifesmart prior to the Closing, at the Effective Date:

     (a) The Articles of Incorporation of Lifesmart (the "Articles of Incorporation") as in effect immediately prior to the Effective Date shall be at and after the Effective Date (until amended as provided by law and by such Articles of Incorporation) the articles of incorporation of the Surviving Corporation.

     (b) The Bylaws of Lifesmart. as in effect immediately prior to the Effective Date shall be at and after the Effective Date (until amended as provided by law, its Articles of Incorporation and its Bylaws, as applicable) the Bylaws of the Surviving Corporation;

     (c) The officers of Lifesmart immediately prior to the Effective Date shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Date, until their successors are elected or appointed and qualified or until their resignation or removal; and

     (d) The directors of Lifesmart immediately prior to the Effective Date shall be the directors of the Surviving Corporation from and after the Effective Date, until their successors are elected or appointed and qualified or until their resignation or removal.

     1.05 Subsequent Actions. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

     1.06 Closing and Parties. The Closing contemplated hereby shall be held at a mutually agreed upon time and place on May 31, 2001, or on such other date as may be agreed to in writing by the parties (the "Closing Date"). The Agreement may be closed at any time following approval by a majority of the shareholders of Upland Common Stock, if required, as set forth in Section
4.02 hereof and the Lifesmart Shareholders as set forth in Section 5.02 hereof. The Closing may be accomplished by wire, express mail, overnight courier, conference telephone call or as otherwise agreed to by the respective parties or their duly authorized representatives.

     1.08     Closing Events.

     (a) Upland Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IV, Upland shall deliver to Lifesmart at Closing all the following:

     (i) A certificate of good standing from the Division of Corporations and Commercial Code of the State of Utah, issued as of a date within five days prior to the Closing Date, certifying that Upland is in good standing as a corporation in the State of Utah;

     (ii) Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of Upland executing this Agreement and any other document delivered pursuant hereto on behalf of Upland;

     (iii) Copies of the resolutions of Upland's board of directors and shareholder minutes or consents authorizing the execution and performance of this
Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Upland as of the Closing Date;

     (iv) The certificate contemplated by Section 4.04, duly executed by the president of Upland;

     (v) The certificate contemplated by Section 4.05, dated the Closing Date, signed by the president of Upland; and

     (vi) Certificates for seven million eight hundred ninety seven thousand seven hundred eighty five (7,897,785) Upland Shares in the names of the Lifesmart Shareholders.

     In addition to the above deliveries, Upland shall take all steps and actions as Lifesmart and the Lifesmart Shareholders may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

     (b) Lifesmart' Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article V, Lifesmart and/or Lifesmart Stockholder's shall deliver to Upland at Closing all the following:

     (i) A certificate of good standing from the Division of Corporations and Commercial Code of the of State of Utah, issued as of a date within five days prior to the Closing Date certifying that Lifesmart is in good standing as a corporation in the State of Utah;

     (ii) Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of Lifesmart executing this Agreement and any other document delivered pursuant hereto on behalf of Lifesmart;

     (iii) Copies of the resolutions of Lifesmart' board of directors and shareholder minutes or consents authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Lifesmart as of the Closing Date;

     (iv) The certificate contemplated by Section 5.03, executed by the chief executive officer of Lifesmart; and

     (v) The certificate contemplated by Section 5.04, dated the Closing Date, signed by the chief executive officer of Lifesmart.

In addition to the above deliveries, Lifesmart shall take all steps and actions as Upland may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

     1.09 Effective Date. As soon as practicable following consummation of the transactions contemplated hereby on the Closing Date, Articles of Merger setting forth such matters as required by the provisions of the corporate statutes of the State of Utah to complete the merger of Lifesmart and Merger Co. shall be filed with the Division of Corporations and Commercial Code of the State of Utah. The "Effective Date" of the merger shall be the date the filing of such Articles of Merger shall become effective.

     1.10 Effect of Merger. On the Effective Date of the merger, Lifesmart and Merger Co. shall cease to exist separately, and Merger Co. shall be merged with and into Lifesmart, the surviving corporation, in accordance with the provisions of this Agreement and the Articles of Merger, and in accordance with the provisions of and with the effect provided in the corporation laws of the State of Utah. Lifesmart, as the surviving corporation, shall possess all the rights, privileges, franchises, and trust and fiduciary duties, powers, and obligations, of a private as well as of a public nature, and be subject to all the restrictions, obligations, and duties of each of Lifesmart and Merger Co.; all property, real, personal, and mixed, and all debts due to either Lifesmart or Merger Co. on whatever account, and all other things belonging to each of Lifesmart and Merger Co. shall be vested in Lifesmart, all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter the property of Lifesmart as they were of Lifesmart and Merger Co.; the title to any real estate, whether vested by deed or otherwise, in either Lifesmart or Merger Co. shall not revert or be in any way impaired by reason of the merger; provided, however, that all rights of creditors and all liens on any property of either Lifesmart or Merger Co. shall be preserved unimpaired, and all debts, liabilities, and duties of Lifesmart and Merger Co. shall thenceforth attach to Lifesmart and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by Lifesmart.

     1.11     Termination

     (a) This Agreement may be terminated by the board of directors of either Upland or Lifesmart at any time prior to the Closing Date if:

     (i) There shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the reasonable judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement;

     (ii) Any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the reasonable judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange;

     In the event of termination pursuant to this paragraph (a) of Section 1.11, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.

(b) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Upland if (i) shareholders of Lifesmart owning more than five percent (5%) of the issued and outstanding shares of Lifesmart capital stock perfect their dissenter's rights, if any, with respect to the approval of this Agreement and the transactions contemplated hereby,
(ii) Lifesmart shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Lifesmart contained herein shall be inaccurate in any material respect or (iii) there has been any material adverse change in the business or financial condition of Lifesmart other than as contemplated herein. In the event of termination pursuant to this paragraph (b) of this section 1.11, no obligation, right, remedy, or liability shall arise hereunder. All parties shall bear their own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.

     (c) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Lifesmart if (i) less than 50% of the Shareholders of Lifesmart vote in favor of this Agreement and the transactions contemplated hereby, (ii) shareholders of Upland owning more than five percent (5%) of the issued and outstanding shares of Upland capital stock perfect their dissenter's rights, if any, with respect to the approval of this Agreement and the transactions contemplated hereby, (iii) Upland shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Upland contained herein shall be inaccurate in any material respect, or (iv) there has been any adverse change in the business or financial condition of Upland. In the event of termination pursuant to this paragraph (c) of this section 1.11, no obligation, right, remedy, or liability shall arise hereunder. All parties shall each bear their own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.


                                 ARTICLE II
             REPRESENTATIONS, COVENANTS, AND WARRANTIES OF UPLAND

     As an inducement to, and to obtain the reliance of Lifesmart, Upland, Merger Co., Lee Jackson and Maven Strategic Partners, Inc., except as limited by section 6.09, represent and warrant as follows:

     2.01     Organization.

     (a) Upland is, and will be on the Closing, a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Upland's articles of incorporation or bylaws, or other agreement to which it is a party or by which it is bound.

     (b) Merger Co. is, and will be on the Closing, a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Merger Co.'s articles of incorporation or bylaws, or other agreement to which it is a party or by which it is bound.

     2.02 Approval of Agreement. Upland and Merger Co. have full power, authority, and legal right and have taken, or will take, all action required by law, their articles of incorporation, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of Upland and Merger Co. have authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; subject to the approval of the Upland shareholders and compliance with state and federal corporate and securities laws.

     2.03     Capitalization.     The authorized capitalization of Upland
consists of 50,000,000 shares of common stock, $0.001 par value, of which 5,065,592 pre-split shares are issued and outstanding. The authorized capitalization of Merger Co. consists of 50,000 shares, $0.001 par value, of which 100 shares are issued and outstanding. All issued and outstanding shares of Upland and Merger Co. are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of Upland or Merger Co.

     2.04.     SEC Reports; Financial Statements.

     (a) Upland has filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it with the SEC since it became subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, including any amendments or supplements thereto (collectively, including any such forms, reports and documents filed after the date hereof, the "Upland SEC Reports"), and, with respect to the Upland SEC Reports filed by Upland after the date hereof and prior to the Closing Date, will deliver or make available, to Lifesmart all of its Upland SEC Reports in the form filed with the SEC. The Upland SEC Reports (i)were (and any Upland SEC Reports filed after the date hereof will be) in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and
(ii)as of their respective filing dates, did not (and any Upland SEC Reports filed after the date hereof will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. On the Closing Date, Upland shall be current in the filing of the Upland SEC Reports.

     (b) Included in Schedule 2.04 are the audited balance sheets of Upland as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for the fiscal year ended December 31, 2000, and 1999, including the notes thereto, and the accompanying report of Pritchett, Siler and Hardy, independent certified public accountants, together with the notes thereto and representations by the principal accounting and financial officer of Upland to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated.

     (c) The financial statements of Upland delivered pursuant to Section 2.04(b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements. The Upland financial statements present fairly, in all material respects, as of their respective dates, the financial position of Upland. Upland did not have, as of the date of any such financial statements, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statement or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein presently fairly the assets of Upland in accordance with generally accepted accounting principles. The statements of revenues and expenses and cash flows present fairly the financial position and result of operations of Upland as of their respective dates and for the respective periods covered thereby.

     (d) Upland has filed or will file as the Closing Date all tax returns required to be filed by it from inception to the Closing Date. All such returns and reports are accurate and correct in all material respect. Upland has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent balance sheet of Upland, except to the extent reflected on such balance sheet and all such dates and years and periods prior thereto and for which Upland may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and no deficiency assessment or proposed adjustment of any such tax return is
pending, proposed or contemplated.   None of such income tax returns has been
examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated. Upland has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have an adverse affect on Upland, its financial condition, its business as presently conducted or proposed to be conducted, or any of its respective properties or assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Upland.

          (e) The books and records, financial and otherwise, of Upland and Merger Co. are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of Upland and Merger Co., and Upland and Merger Co. have maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

     2.05     Outstanding Warrants and Options.  Except as set forth in
schedule 2.05, Upland and Merger Co. have no existing warrants, options, calls, or commitments of any nature relating to the authorized and unissued shares of Upland or Merger Co. Common Stock.

     2.06 Information. The information concerning Upland and Merger Co. set forth in this Agreement and the schedules delivered by Upland pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Upland and Merger Co. shall cause the schedules delivered by it pursuant hereto and the instruments delivered to Lifesmart hereunder to be updated after the date hereof up to and including the Closing Date.

     2.07 Absence of Certain Changes or Events. Except as set forth in this Agreement or the schedules hereto, since the date of the most recent Upland balance sheet described in Section 2.04 and included in the information referred to in Section 2.06:

     (a) There has not been (i) any adverse change in the business, operations, properties, level of inventory, assets, or condition of Upland or
(ii) any damage, destruction, or loss to Upland (whether or not covered by insurance) adversely affecting the business, operations, properties, assets, or conditions of Upland;

     (b) Upland has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Upland; (iv) made any change in its method of management, operation, or accounting; (v) entered into any other transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

     (c) Upland has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Upland balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its assets or properties (except those to GS&C as set forth in this Agreement), or (v) canceled, or agreed to cancel, any debts or claims (except debts and claims which in the aggregate are of a value of less than $1,000); (vi) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Upland; or (vii) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

     (d) Upland has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Upland.

     2.08 Litigation and Proceedings. There are no actions, suits, or administrative or other proceedings pending or, threatened by or against Upland or adversely affecting Upland or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. There is no default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     2.09 Compliance With Laws and Regulations. Upland has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance
(i) could not adversely affect the business, operations, properties, assets, or condition of Upland or (ii) could not result in the occurrence of any liability for Upland. To the best knowledge of Upland, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

     2.10     Contracts.  Except as included or described in Schedule 2.10:

          (a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which Upland is a party by which it or any of the properties of Upland are bound;

          (b) All contracts, agreements, franchises, license agreements, and other commitments to which Upland is a party or by which its properties are bound and which are material to the operations or financial condition of Upland are valid and enforceable by Upland in all material respects;

          (c) Upland is not a party to or bound by, and its properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Upland can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of
Upland; and

          (d) Upland is not a party to any oral or written (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice; (ii) profit-sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guarantee of any obligation, other than one on which Upland is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $1,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $1,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Upland or any subsidiary; or (viii) contract, agreement, or other commitment involving payments by it of more than $1,000 in the aggregate.

     2.11 Material Contract Defaults. Upland is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Upland, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Upland has not taken adequate steps to prevent such a default from occurring.

     2.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any indenture, mortgage, deed of trust, or other contract, agreement, or instrument to which Upland is a party or to which any of its properties or operations are subject.

     2.13 Compliance With Laws and Regulations. Upland has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Upland or except to the extent that noncompliance would not result in the occurrence of any material liability for Upland. To the best knowledge of Upland, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal security laws.

     2.14 Subsidiaries and Predecessors. Upland does not own, beneficially or of record, any equity securities in any other entity except for GS&C Corporation and Merger Co., which is a wholly owned subsidiary formed for the sole purpose of completing the transactions set forth herein. Upland does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the Securities and Exchange Commission.

     2.15 Employee Relations. Upland has complied in respect of its business in all material respects with all applicable laws, rules, and regulations, specifically title VII of the Civil Rights Act of 1963 and the Fair Labor Standard Act of 1938, that relate to prices, wages, hours, harassment, disabled access, and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Upland believes that its relationship with its employees is satisfactory.

     2.16 Upland Obligations. Except those promissory notes being issued to raise capital to provide to Lifesmart in an amount not to exceed five hundred thousand dollars ($500,000), Upland will have no other debts, in excess of an aggregate amount of $10,000, outstanding on closing of the transactions contemplated by this Agreement.

     2.17 Upland Schedules. Upland has delivered to Lifesmart the following schedules, which are collectively referred to as the "Upland Schedules" and which consist of the following separate schedules dated as of the date of execution of this Agreement, all certified by a duly authorized officer of Upland as complete, true, and accurate:

     (a) A schedule including copies of the articles of incorporation and bylaws of Upland in effect as of the date of this Agreement;

     (b) A schedule containing copies of resolutions adopted by the board of directors of Upland approving this Agreement and the transactions herein contemplated;

     (c) A schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Upland since the most recent Upland balance sheet, required to be provided pursuant to Section 2.04 hereof;

     (d) A schedule setting forth the financial statements required pursuant to Section 2.04(a) hereof; and

     (e) A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Upland Schedules by Sections 2.01 through 2.15.

Upland shall cause the Upland Schedules and the instruments delivered to Lifesmart hereunder to be updated after the date hereof up to and including a specified date not more than three business days prior to the Closing Date. Such updated Upland Schedules, certified in the same manner as the original Upland Schedules, shall be delivered prior to and as a condition precedent to the obligation of Lifesmart to close.

                              ARTICLE III
           REPRESENTATIONS, COVENANTS, AND WARRANTIES OF LIFESMART

     As an inducement to, and to obtain the reliance of, Upland and Merger Co., Lifesmart represents and warrants as follows:

     3.01 Organization. Lifesmart is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition of Lifesmart. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Lifesmart' articles of organization or operating agreement, or other material agreement to which it is a party or by which it is bound.

     3.02 Approval of Agreement. Lifesmart has full power, authority, and legal right and has taken, or will take, all action required by law, its articles of organization, operating agreement, or otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The managers of Lifesmart have authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; subject to the approval of the Lifesmart Shareholders and compliance with state and federal corporate and securities laws.

     3.03 Capitalization. The authorized capitalization of Lifesmart consists of 40,000,000 shares of common stock of which 11,545,500 shares are issued and outstanding as of the date hereof and 20,000,000 shares of preferred stock of which no shares are issued and outstanding as of the date hereof. All issued and outstanding shares of Lifesmart are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person. There are no distributions, return of capital or other amounts due or payable with respect to any of the shares of Lifesmart.

     3.04     Financial Statements.

     (a) Included in Schedule 3.04 are the audited balance sheets of Lifesmart as of December 31, 2000, and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for the fiscal year ended December 31, 2000, including the notes thereto, and the accompanying report of Ernst and Young, independent certified public accountants, together with the notes thereto and representations by the principal accounting and financial officer of Lifesmart to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated.

     (b) The audited financial statements delivered pursuant to Section 3.04(a) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The financial statements of Lifesmart present fairly in all material aspects, as of their respective dates, the financial position of Lifesmart. Lifesmart did not have, as of the date of any such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of Lifesmart, in accordance with generally accepted accounting principles. The statements of revenue and expenses and cash flows present fairly the financial position and result of operations of Lifesmart as of their respective dates and for the respective periods covered thereby.

     (c) Lifesmart has filed or will have filed as of the Closing Date all tax returns required to be filed by it from inception to the Closing Date.
All such returns and reports are accurate and correct in all material respects. Lifesmart has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent unaudited balance sheet of Lifesmart, except to the extent reflected on such balance sheet and adequately provided for and those which are not yet due and payable, and all such dates and years and periods prior thereto and for which Lifesmart may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and to Lifesmart's best knowledge no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated. Proper and accurate amounts of taxes have been withheld by or on behalf of Lifesmart with respect to all material compensation paid to employees of Lifesmart for all periods ending on or before the date hereof, and all deposits required with respect to compensation paid to such employees have been made, in complete compliance with the provisions of all applicable federal, state, and local tax and other laws. To Lifesmart's best knowledge, none of such income tax returns has been examined or is currently being examined by the Internal Revenue Service, and no deficiency assessment or proposed adjustment of any such return is pending, proposed, or contemplated. Lifesmart has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse affect on

Lifesmart, its financial condition, its business as presently conducted or proposed to be conducted, or any of its properties or material assets. There are no tax liens upon any of the assets of Lifesmart. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Lifesmart.

          (d) The books and records, financial and otherwise, of Lifesmart are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of Lifesmart. Lifesmart has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

     3.05     Outstanding Warrants and Options.  Except as set forth on
Schedule 3.05, Lifesmart has no outstanding options, warrants or calls of any nature relating to the authorized and unissued Lifesmart's Shares.

     3.06 Information. The information concerning Lifesmart set forth in this Agreement and in the schedules delivered by Lifesmart pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Lifesmart shall cause the schedules delivered by Lifesmart pursuant hereto to Upland hereunder to be updated after the date hereof up to and including the Closing Date.

     3.07 Absence of Certain Changes or Events. Except as set forth in this Agreement or on Schedule 3.07 since December 31, 2000:

     (a) There has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Lifesmart or (ii) any damage, destruction, or loss to Lifesmart materially and adversely affecting the business, operations, properties, assets, or conditions of Lifesmart other than anticipated losses of approximately $150,000 per month.

     (b) Lifesmart has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to Shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its Shares; (iii) waived any rights of value which in the aggregate are extraordinary and material considering the business of Lifesmart; (iv) made any material change in its method of accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any material accrual or material arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; or (vii) made any material increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their officers, directors, or employees;

     (c) Lifesmart has not (i) granted or agreed to grant any options, warrants, or other rights for its Shares, bonds, or other securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business;
(iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Lifesmart balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights, or agreed to cancel, any material debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Lifesmart; or (vi) issued, delivered, or agreed to issue or deliver any Shares, bonds, or other company securities including debentures (whether authorized and unissued or held as treasury shares); and

     (d) To the best knowledge of Lifesmart, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Lifesmart.

     3.08 Title and Related Matters. Except as provided herein or disclosed in the Lifesmart balance sheet and the notes thereto, Lifesmart has good and marketable title to all of its properties, inventory, interests in properties, technology, whether patented or un-patented, and assets, which are reflected in the most recent Lifesmart balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. To the best knowledge of Lifesmart, its technology does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of Lifesmart as now being conducted or as contemplated.

     3.09     Litigation and Proceedings. Except as otherwise disclosed in
Schedule 3.09, there are no material actions, suits, or proceedings pending or, to the knowledge of Lifesmart, threatened by or against Lifesmart or adversely affecting Lifesmart, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Lifesmart does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     3.10     Contracts.

          (a) All contracts, agreements, franchises, license agreements, and other commitments to which Lifesmart is a party or by which its properties are bound and which are material to the operations or financial condition of Lifesmart are valid and enforceable by Lifesmart in all material respects;

          (b) Lifesmart is not a party to or bound by, and its properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Lifesmart can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of Lifesmart; and

          (c) Except as reflected in the most recent balance sheets included in Schedule 3.04, or as otherwise provided in this Agreement and its Schedules, Lifesmart is not a party to any oral or written (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice; (ii) profit-sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guarantee of any obligation, other than one on which Lifesmart is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $1,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $1,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Lifesmart or any subsidiary; or (viii) contract, agreement, or other commitment involving payments by it of more than $1,000 in the aggregate.

     3.11 Material Contract Defaults. Lifesmart is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Lifesmart, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Lifesmart has not taken adequate steps to prevent such a default from occurring.

     3.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Lifesmart is a party or to which any of its properties or operations are subject.

     3.13 Governmental Authorizations. Lifesmart has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Lifesmart of this Agreement and the consummation by Lifesmart of the transactions contemplated hereby.

     3.14 Compliance With Laws and Regulations. Lifesmart has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Lifesmart or except to the extent that noncompliance would not result in the occurrence of any material liability for Lifesmart. To the best knowledge of Lifesmart, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal security laws.

     3.15 Subsidiaries and Predecessors. Lifesmart does not own, beneficially or of record, any equity securities in any other entity.

     3.16 Insurance. Lifesmart has insurance on the insurable properties as set forth on Schedule 3.16 which is necessary to replace such properties. Such policy or policies containing substantially equivalent coverage will be outstanding and in full force at the Closing Date, as hereinafter defined.

     3.17 Employee Relations. Lifesmart has complied in respect of its business in all material respects with all applicable laws, rules, and regulations that relate to prices, wages, hours, harassment, disabled access, and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Lifesmart believes that its relationship with its employees is satisfactory.

     3.18 Lifesmart Schedules. Lifesmart has delivered to Upland the following schedules, which are collectively referred to as the "Lifesmart Schedules" and which consist of the following separate schedules dated as of the date of execution of this Agreement, and instruments and Upland as of such date, all certified by the chief executive officer of Lifesmart as complete, true, and accurate:

     (a) A schedule including copies of its articles of incorporation and bylaws and all amendments thereto in effect as of the date of this Agreement;

     (b) A schedule containing copies of resolutions adopted by the directors of Lifesmart approving this Agreement and the transactions herein contemplated as referred to in Section 3.02;

     (c) A schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Lifesmart since the most recent Lifesmart balance sheet, required to be provided pursuant to Section 3.04 hereof;

     (d) A schedule setting forth the financial statements required pursuant to Section 3.04 (a) hereof; and

     (e) A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Lifesmart Schedules by Sections 3.01 through 3.18.

Lifesmart shall cause the Lifesmart Schedules and the instruments delivered to Upland hereunder to be updated after the date hereof up to and including a specified date not more than three business days prior to the Closing Date. Such updated Lifesmart Schedules, certified in the same manner as the original Lifesmart Schedules, shall be delivered prior to and as a condition precedent to the obligation of Upland to close.


                               ARTICLE IV
CONDITIONS PRECEDENT TO OBLIGATIONS OF LIFESMART

     Lifesmart shall be bound by the terms and conditions of this Agreement provided the following conditions are complied with and satisfied by Upland at or before the Closing Date:

     4.01. Additional Financing. At Closing, Upland will have used its best efforts to raise one million dollars ($1,000,000) in additional equity financing. The additional financing shall be through the sale of not more than 2,000,000 post-split shares of Upland common stock. The sale of the shares of Upland common stock shall be subject to the closing of the Merger, and accordingly, will be treated as having been issued simultaneously with the closing of the Merger. Upon completion of the Merger, the funds shall be placed in the operating account of Upland. For purposes of issuing share certificates, all shares of Common Stock issued to the subscribers shall be after taking into account the reverse split set forth in section 4.02 hereof. If the transactions contemplated by this Agreement are not closed, all funds raised shall be returned to the subscribers. In addition to the one million dollars ($1,000,000), Upland shall raise five hundred thousand dollars ($500,000) prior to Closing. Such sum shall be raised through the sale of promissory notes and warrants. The five hundred thousand dollars ($500,000) raised shall be loaned to Lifesmart prior to Closing with the entire five hundred thousand dollars ($500,000) to be loaned to Lifesmart within two weeks of the signing of this Agreement. One-Half of the five hundred thousand dollars ($500,000) has already been raised and loaned to Lifesmart as of the date of this Agreement.

     4.02. Reverse Split. Upland shall call and hold a meeting of its shareholders to approve a 1-for-2 reverse split of its issued and outstanding Common Stock which reverse split shall be implemented prior to the Closing of the transactions contemplated in this Agreement.

     4.03 Shareholder Approval. If required by the Utah Revised Business Corporation Act, Upland's articles of incorporation or bylaws, Upland shall call and hold a meeting of its shareholders, to (i) approve the transactions contemplated by this Agreement, (ii) change of name of Upland to "Lifesmart Nutrition, Inc." or such name as may be selected by Lifesmart, (iii) amend Upland's articles of incorporation to provide for those changes that are believed to be in the best interest of the Upland shareholders and that are mutually agreed to by the board of directors of Upland and Lifesmart, (iv) elect nominees of Lifesmart to Upland's board of directors, subject to the closing of the transactions contemplated by this Agreement, and (v) consummate the reverse split contemplated in Section 4.02 hereof. In addition, this Agreement and the transactions contemplated hereby shall have been approved by the shareholders of Lifesmart in the manner required by the applicable laws of the state of Utah.

     4.04 Accuracy of Representations. The representations and warranties made by Upland in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Upland shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Upland prior to or at the Closing. Lifesmart shall be furnished with certificates, signed by duly authorized officers of Upland and dated the Closing Date, to the foregoing effect.

     4.05 Officer's Certificates. Lifesmart shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of Upland to the effect that to such officers best knowledge no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Upland threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on certificates of good standing, representations of government agencies, and Upland's own documents and information, the certificate shall represent, to the best knowledge of the officer, that:

     (a) This Agreement has been duly approved by Upland's board of directors and shareholders and has been duly executed and delivered in the name and on behalf of Upland by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Upland pursuant to a unanimous consent and, if required, a majority vote of its shareholders;

     (b) There have been no material adverse changes in Upland up to and including the date of the certificate;

     (c) All conditions required by this Agreement have been met, satisfied, or performed by Upland;

     (d) All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Upland have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

     (e) There is no material action, suit, proceeding, inquiry, or investigation at law or in equity pending or threatened against Upland, wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of Upland, the operation of Upland, or the acquisition and reorganization contemplated herein, or any agreement or instrument by which Upland is bound or in any way contests the existence of Upland.

     4.06 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Upland, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Upland.

     4.07 Good Standings. Lifesmart shall have received a certificate of good standing from the Division of Corporations and Commercial Code of the State of Utah, dated as of the date within five days prior to the Closing Date, certifying that Upland is in good standing as a corporation in the State of Utah.

     4.08 Other Items. Lifesmart shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Lifesmart may reasonably request.


                                      ARTICLE V
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF UPLAND

     The obligations of Upland under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     5.01. Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the shareholders of Lifesmart and Upland in the manner required by the applicable laws of the state of Utah.

     5.02     Lifesmart Shareholders.   Lifesmart shall call and hold a
meeting of its shareholders, or obtain through a majority written consent of its shareholders, whereby the shareholders of Lifesmart authorize and approve this Agreement and the transactions contemplated hereby.

     5.03 Accuracy of Representations. The representations and warranties made by Lifesmart and the Lifesmart Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Lifesmart shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Lifesmart prior to or at the Closing. Upland shall be furnished with a certificate, signed by a duly authorized officer of Lifesmart and dated the Closing Date, to the foregoing effect.

     5.04 Officer's Certificates. Upland shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of Lifesmart to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Lifesmart, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on certificates of good standing, representations of government agencies, and Lifesmart's own documents, the certificate shall represent, to the best knowledge of the officer, that:

     (a) This agreement has been duly approved by Lifesmart's board of directors and Shareholders and has been duly executed and delivered in the name and on behalf of Lifesmart by its duly authorized officers pursuant to, and in compliance with, authority granted by Lifesmart's board of directors pursuant to a unanimous consent of its board of directors and a majority vote of its Shareholders;


     (b) Except as provided or permitted herein, there have been no material adverse changes in Lifesmart up to and including the date of the certificate;

     (c) All authorizations, consents, approvals, registrations, and/or filing with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Lifesmart have been obtained and are in full force and effect or, if not required to have been obtained will be in full force and effect by such time as may be required; and

     (d) Except as otherwise disclosed in Schedule 3.09, there is no material action, suit, proceeding, inquiry, or investigation at law or in equity pending or threatened against Lifesmart, wherein an unfavorable decision, ruling, or finding would have an adverse affect on the financial condition of Lifesmart, the operation of Lifesmart, or the acquisition and reorganization contemplated herein, or any material agreement or instrument by which Lifesmart is bound or would in any way contest the existence of Lifesmart.

     5.05 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Lifesmart, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause of create any material adverse change in the financial condition, business, or operations of Lifesmart, except those anticipated losses per month of approximately $150,000.

     5.06 Good Standing. Upland shall have received a certificate of good standing from the appropriate authority, dated as of a date with five days prior to the Closing Date, certifying that the Lifesmart is in good standing as a corporation in the State of Utah.

     5.07 Other Items. Upland shall have received such further documents certificates, or instruments relating to the transactions contemplated hereby as Upland may reasonably request.


                                  ARTICLE VI
                              SPECIAL COVENANTS

     6.01     Activities of Upland and Lifesmart

     (a) From and after the date of this Agreement until the Closing Date and except as set forth in the respective schedules to be delivered by Upland and Lifesmart pursuant hereto or as permitted or contemplated by this Agreement, Upland and Lifesmart will each:

     (i) Carry on its business in substantially the same manner as it has heretofore;

     (ii) Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

     (iii) Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

     (iv) Use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

     (v) Duly and timely file for all taxable periods ending on or prior to the Closing Date all federal, state, county, and local tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing Date.; and

     (vi) Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

     (b) From and after the date of this Agreement and except as provided herein until the Closing Date, Upland and Lifesmart will not:

     (i) Make any change in its articles of incorporation or bylaws or effect any recapitalization;

     (ii) Enter into or amend any material contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business; and

     (iii) Enter into any agreement for the sale of Lifesmart or Upland securities without the prior approval of the other party.

     6.02 Access to Properties and Records. Until the Closing Date, Lifesmart and Upland will afford to the other party's officers and authorized representatives full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Lifesmart or Upland and will furnish the other party with such additional financial and other information as to the business and properties of Lifesmart or Upland as each party shall from time to time reasonably request.

     6.03 Indemnification by Lifesmart. Lifesmart will indemnify and hold harmless Upland and its directors and officers, and each person, if any, who controls Upland within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in any application or statement filed with a governmental body or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Lifesmart expressly for use therein. The indemnity agreement contained in this Section 6.03 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Upland and shall survive the consummation of the transactions contemplated by this Agreement for a period of six months.

     6.04. Indemnification by Upland. Upland, Lee Jackson and Maven Strategic Partners, Inc. will indemnify and hold harmless Lifesmart, the Lifesmart Shareholders, Lifesmart's directors and officers, and each person, if any, who controls Lifesmart within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Upland expressly for use therein. The indemnity agreement contained in this
Section 6.04 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Lifesmart and shall survive the consummation of the transactions contemplated by this Agreement for a period of six months. Liability for the indemnification provided by Lee Jackson and Maven Strategic Partners, Inc. shall be limited to forfeiture of two hundred fifty thousand (250,000) options to purchase Upland Shares held or to be held by Lee Jackson and four hundred fifty thousand (450,000) options to purchase Upland Shares held or to be held by Maven Strategic Partners, Inc. The value of the options for determining the amount of options forfeited in the event of any indemnification required shall be the difference between the market price of the Upland Shares and the exercise price of the options. In other words, solely for purposes of illustration, if an option's exercise price is $1.00 and the stock price is $5.00, the option value shall be $4.00. Accordingly, if $100,000 in indemnification is sought, 25,000 options would be forfeited; 12,500 by Lee Jackson and 12,500 by Maven Strategic Partners, Inc.

     6.05 The Acquisition of Upland Common Stock. Upland and Lifesmart understand and agree that the consummation of this Agreement including the issuance of the Upland Common Stock to Lifesmart in exchange for the Lifesmart Shares as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Upland and Lifesmart agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired.

     (a) In order to provide documentation for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, each shareholder of Lifesmart shall execute and deliver to Upland an investment representation letter in substantially the same form as that attached hereto as Exhibit "A."

     (b) In connection with the transaction contemplated by this Agreement, Lifesmart and Upland shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the Lifesmart Shareholders reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

     (c) In order to more fully document reliance on the exemptions as provided herein, Lifesmart, the Lifesmart Shareholders, and Upland shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Upland or Lifesmart and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

     6.06 Securities Filings. Upland shall be responsible for the preparation of a Form D and its filing with the Securities and Exchange Commission and Lifesmart will be responsible for any and all filings in any jurisdiction where its shareholders reside which would require a filing with a governmental agency as a result of the transactions contemplated in this Agreement.

     6.07     Sales of Securities Under Rule 144, If Applicable.

     (a) Upland will use its best efforts to at all times satisfy the current public information requirements of rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by rule 144 as it is from time to time amended.

     (b) Upon being informed in writing by any person holding restricted stock of Upland as of the date of this Agreement that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Upland will certify in writing to such person that it is in compliance with rule 144 current public information requirement to enable such person to sell such person's restricted stock under rule 144, as may be applicable under the circumstances.

     (c) If any certificate representing any such restricted stock is presented to Upland's transfer agent for registration or transfer in connection with any sales theretofore made under rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to Upland and its counsel that such transfer has complied with the requirements of rule 144, as the case may be, Upland will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of rule 144, as the case may be, free of any stop transfer order or restrictive legend. The provisions of this Section
6.07 shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of two years.

     6.08 New Board of Directors and Officers. Upon closing of the transactions contemplated by this Agreement, the current directors and officers of Upland shall resign, seriatim, and the persons designated by Lifesmart shall be appointed to fill the vacancies created thereby, subject to the approval of the suitability and qualifications of such nominees by Upland's board of directors.

     6.09 Limitations on Representations and Warranties of Upland. The representation and warranties of Article II hereof provided by Lee Jackson and Maven Strategic Partners, Inc. shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Lifesmart and shall survive the consummation of the transactions contemplated by this Agreement for a period of six months. Liability for the representations and warranties provided by Lee Jackson and Maven Strategic Partners, Inc. shall be limited to forfeiture of two hundred fifty thousand (250,000) options to purchase Upland Shares held or to be held by Lee Jackson and four hundred fifty thousand (450,000) options to purchase Upland Shares held or to be held by Maven Strategic Partners, Inc. The value of the options for determining the amount of options forfeited in the event of any misrepresentations or warranties resulting in liability, during the six month period, shall be the difference between the market price of the Upland Shares and the exercise price of the options. In other words, solely for purposes of illustration, if an options exercise price is $1.00 and the stock price is $5.00, the option value shall be $4.00. Accordingly, if $100,000 in liability is sought, 25,000 options would be forfeited, 12,500 by Lee Jackson and 12,500 by Maven Strategic Partners, Inc.

                                 ARTICLE VII
                             CONDITION SUBSEQUENT

     7.01 Spin Off. Upland shall prepare and file a registration statement to spin off or transfer its ownership of GS&C. The transfer of GS&C's ownership shall be subject to approval by the Securities and Exchange Commission of a registration statement covering such transfer of shares. The officers and directors of Upland shall use their best efforts to assure the effectiveness of the registration statement and subsequent transfer of GS&C's ownership. The spin off shall not be on a pro rata basis. Instead, the Upland Shareholders of record at the close of business on the day before the Closing Date of the acquisition of LifeSmart, shall receive one share of GS&C for every ten shares of Upland currently held, and every Lifesmart shareholder of record at the close of business on the day before the Closing Date of the acquisition of Lifesmart shall receive one hundredth of one (0.01) share of GS&C for every one share of Upland to be held by such shareholders immediately after the acquisition of Lifesmart. No fractional shares of GS&C shall be issued; instead shares shall be rounded up to the nearest whole share.

     7.02 Option to Purchase GS&C. If Upland is unable to spin off GS&C within twelve months from the closing of the acquisition of Lifesmart, Lee Jackson and Maven Properties, LLC shall jointly have the right or option, for a period of sixty days from the end of the twelve month period, to buy GS&C along with its oil and gas assets for a purchase price of one hundred thousand dollars ($100,000). Such sum must be paid with cash, cashier or bank check in good and lawful money within the sixty day option period.

     7.03 Options. At or prior to closing, Upland will issue options to purchase post-reverse split shares of its common stock to (i) individuals chosen by management of Lifesmart in the aggregate amount of two million two hundred fifty thousand (2,250,000) options, which includes LifeSmart's existing options; (ii) Maven Strategic Partners, Inc. in the amount of four hundred thousand (400,000) options with the first one hundred thousand options vesting immediately and the balance to vest every six months thereafter at a rate of one hundred thousand (100,000) options every six months; and (iii) Upland's current management in the amount of seven hundred thousand (700,000) options, which includes Upland's existing options. All options shall allow the holder thereof to purchase shares of Upland's common stock at an exercise price of fifty cents ($0.50) per share and be for a term of five years. All options shall carry standard "piggy back" registration rights. The options issued or to be issued to individuals chosen by management of Lifesmart include options issuable under the Lifesmart Incentive Plan, but shall not include the Maven Strategic Partners, Inc.'s options or any options issued in connection with the funds to be raised by Upland as discussed in section 4.01 of this Agreement.


                            ARTICLE VIII
                            MISCELLANEOUS

     8.01 Brokers. Upland and Lifesmart agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. Further, Upland and Lifesmart each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party.

     The covenants set forth in this section shall survive the Closing Date and the consummation of the transactions herein contemplated.

     8.02 No Representation Regarding Tax Treatment. No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation. Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

     8.03 Governing Law. This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of Utah.

     8.04 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

If to Upland, to:                              If to Lifesmart, to:

     Lee Jackson, President                    Darren Lopez, President
     Upland Energy Corporation                 Lifesmart Nutrition, Inc.
     712 Arrowhead Lane                        8 East Broadway, Suite 200
     Murray, Utah 84107                        Salt Lake City, Utah 84111
     Fax:  (801) 281-4966                      Fax:  (801) 517-4401

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

     8.05 Attorney's Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

     8.06 Schedules; Knowledge. Whenever in any section of this Agreement reference is made to information set forth in the schedules provided by Upland or Lifesmart such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates. Whenever any representation is made to the "knowledge" of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

     8.07 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

     8.08 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of six months from the Closing Date, unless otherwise provided herein.

     8.09 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     8.10 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time

(The rest of this page is intentionally left blank.)

for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

UPLAND ENERGY CORPORATION,          LIFESMART NUTRITION, INC.,
a Utah corporation                         a Utah corporation

By:        /s/                      By:            /s/
   -----------------------             ----------------------------
   Lee Jackson, President              Darren Lopez, Vice President

UPLAND MERGER CO.,
a Utah corporation

By:     /s/
   ----------------------
   Lee Jackson, President

STATE OF UTAH               )
                              ss.
COUNTY OF SALT LAKE     )

     On this            day of           , 2000, personally appeared before me
Lee Jackson, whose identity is personally known to me and who by me duly sworn, did say that he is the President of Upland Energy Corporation and Upland Merger Co. and that the foregoing agreement was signed by him on behalf of said corporations by authority of their bylaws, and said Lee Jackson acknowledged to me that said corporations executed the same.

             /s/
     ---------------------------------
     NOTARY PUBLIC

STATE OF UTAH               )
                              ss.
COUNTY OF SALT LAKE     )

     On this            day of       , 2000, personally appeared before me
Darren Lopez, whose identity is personally known to me and who by me duly sworn, did say that he is the Vice President of Lifesmart Nutrition, Inc. and that the foregoing agreement was signed by him on behalf of said corporation by authority of its bylaws, and said Darren Lopez acknowledged to me that said corporation executed the same.

             /s/
     -------------------------------
     NOTARY PUBLIC